EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT, made and entered into as of March 20, 1998, by and between the shareholders listed on Exhibit "A" hereto (collectively hereinafter referred to as "Sellers"), and DENTAL CARE ALLIANCE, INC., a Delaware Corporation, 1343 Main Street, 7th Floor, Sarasota, Florida 34236 (hereinafter referred to as "Buyer").

                              W I T N E S S E T H :

         WHEREAS, Sellers are desirous of selling to Buyer Five Hundred Thousand (500,000) shares of the common stock of DENTAL ONE ASSOCIATES, INC., a Georgia corporation (hereinafter referred to as "Corporation"); and

         WHEREAS, Buyer is desirous of purchasing said shares of common stock upon the terms and conditions herein contained; and

         WHEREAS, the parties wish to define their respective rights and obligations relative to such purchase.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed by and between Sellers and Buyer as follows:

         1. ASSETS PURCHASED AND SOLD. Sellers shall sell and Buyer shall purchase in the aggregate Five Hundred Thousand (500,000) shares of the common stock ("Common Stock") representing one hundred percent (100%) of the issued and outstanding shares of common stock of the Corporation upon the terms and conditions herein contained.

         2. PURCHASE PRICE. The purchase price to be paid by Buyer to Sellers for the Common Stock shall be the sum of Four Million Six Hundred Forty Seven Thousand Five Hundred Ten and 00/100 Dollars ($4,647,510.00).

         3. PAYMENT OF PURCHASE PRICE. Buyer shall pay Sellers the Purchase Price as follows:

                  a. At Closing, Buyer shall pay to Sellers the sum of Two Million Four Hundred Thousand and 00/100 Dollars ($2,400,000.00) in cash or by certified or cashier's check.

                  b. At Closing, Buyer shall execute a promissory note in favor of Sellers in the amount of One Million Forty Seven Thousand Five Hundred Ten and 00/100 Dollars ($1,047,510.00), bearing an annual interest rate equal to eight and one-half percent (8 1/2%). Said promissory note shall be payable in equal quarterly installments of principal and interest amortized over a period of five (5) years with a balloon payment for the remaining principal balance and accrued interest on the third (3rd) anniversary of the Closing. The Buyer shall have the right to prepay the note, at any time, without penalty.


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                  c. At Closing, Buyer shall execute a promissory note in favor of Sellers in the amount of One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00). Said promissory note shall be payable in equal monthly installments over a period of 120 days with the final payment occurring 120 days from the date of closing.

                  d. As security for the payment of the promissory note discussed in paragraph 3(b) above, Buyer shall pledge the common stock purchased hereunder as well as the assets of Corporation, a list of which is attached as Exhibit "B" hereto. Buyer shall execute and deliver a written security agreement to Sellers in the form substantially comporting with that annexed hereto as Exhibit "C".

         4. SELLERS' WARRANTIES AND REPRESENTATIONS. A material part of the consideration for the purchase of the Common Stock and the inducement to Buyer to buy such Common Stock is the truth and completeness of the following warranties and representations of Sellers each of which is a condition of Buyer's obligations under this Agreement. Any exception to the following warranties and representations shall be set forth on Exhibit "D" attached hereto and made a part hereof.

                  a. Sellers are the record and beneficial owner of the Common Stock representing one hundred percent (100%) of the issued and outstanding stock of the Corporation. The Common Stock is legally and validly issued, fully paid and nonassessable. The Common Stock is owned free and clear of all liens, encumbrances, options, claims, charges and assessments of every kind or nature whatsoever and, except as disclosed in Exhibit "D" hereto, are subject to no restrictions with respect to transferability.

                  b. This Agreement and any documents or instruments delivered pursuant hereto will be the legal, valid and binding obligations of the Sellers enforceable in accordance with their terms.

                  c. Corporation is the owner of and has good and marketable title to the assets listed on Exhibit "E" and such assets are free and clear of all debts, liens and encumbrances. Buyer acknowledges that certain personal property belonging personally to Sellers has been, or will be removed from the Corporation's main office prior to or immediately after Closing. The personal property to be removed is set forth on Exhibit "F", attached hereto and made a part hereof.

                  d. Corporation is not engaged in, threatened with nor is the subject of, any pending or threatened legal action, suit or other proceeding before any court, any federal, state or local governmental agency or before any other forum.


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                  e. No breach of contract, tort or other claim, whether arising from Corporation's business operations or otherwise, has been asserted by any employee, creditor, patient, supplier, claimant or other person against Corporation, nor, to Sellers' knowledge, has there been any occurrence which could give rise to such a claim.

                  f. There are no persons or entities with whom Corporation has done business that have a right of setoff, chargeback, return or credit that will have a material effect upon the financial position of Corporation in the conduct of its trade or business.

                  g. No present or former employee of Corporation has a material claim or basis for a material claim against Corporation under any employment agreement, contract or otherwise.

                  h. Corporation is in compliance with federal, state and local laws, ordinances and regulations regarding employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

                  i. A list of Corporation's employees and their salaries is attached hereto as Exhibit "G". Sellers agree not to raise the salary of any of such employees prior to Closing. Nothing herein shall be construed as to require Buyer to retain any of such employees. Notwithstanding the above, it is the intent of Buyer to not materially change the existing make-up or overall compensation packages of the staff currently employed by Corporation.

                  j. There are no outstanding contracts, oral or written, relating to the Corporation to which Corporation is a party which are not listed on Exhibit "H".

                  k. All existing local, state or federal operating and occupational licenses necessary to operate the Corporation are in good standing and Sellers know of no actions or claims or violations which are pending which would result in any limitations on or suspension or termination of such licenses.

                  l. Corporation is an entity duly organized and existing in good standing under the laws of the State of Georgia and is entitled to own its properties and conduct business in Georgia.

                  m. All written statements of financial position of the Corporation shown to or disclosed to Buyer and its accountants, attorneys and other agents, copies of which are attached hereto as Exhibit "I" and expressly incorporated herein by reference, are complete, accurate and thoroughly present the financial position of Corporation for the periods to which they relate, and there has been no material adverse change in the condition, financial or otherwise, of Corporation since the last disclosed statement, other than changes occurring in the ordinary course of business as conducted by Corporation.


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                  n. All material assets of the Corporation are in good repair and working order.

                  o. With respect to the operation of the Corporation from the date of this Agreement until the date of closing:

                           (1) Corporation will not dispose of any of its assets
or permit any of its assets to be removed or transferred from their present location except (a) sales or usage of said assets in the ordinary course of Corporation's business, or (b) for repair or replacement. Any replacement of an asset to be sold, transferred or conveyed hereunder shall be of equal quantity and quality.

                           (2) Corporation will carry on its business in a good
and diligent manner, will maintain all of its assets in the good condition that they were in on the date of this Agreement, ordinary wear and tear excepted, will pay and discharge all of its debts and obligations in a manner consistent with its past business practices, and will preserve the goodwill of its patients, suppliers and others having a business relationship with Corporation.

                           (3) Corporation will not enter into, assume or create
any pledge, security interest or any title retention agreement, lien, encumbrance, charge, claim or lease of any kind upon or involving any of its assets.

                           (4) Sellers will keep full and accurate records of
all transactions entered into and conducted by the Corporation.

                  p. Corporation has filed all necessary federal, state and local income, sales, use, capital stock, withholding, unemployment, tangible and intangible property and franchise tax returns, and all other necessary reports and returns for all other taxes due to the federal, state and local governments, and Corporation has paid all taxes shown on any such returns. There are no unpaid assessments or proposed assessments of such taxes pending against Corporation. Sellers have no knowledge of any tax deficiency or the existence of any basis upon which any tax deficiency might be asserted against Corporation. Corporation's books and records contain adequate reserves for any and all tax liabilities for periods prior to the date of the Closing of this transaction.

                  q. Corporation is in compliance in all material respects, with all applicable federal, state and local environmental laws.

                  r. The assets of the Corporation are adequately insured under such policies to the extent usually insured by persons engaged in a dental management business against loss or damage of any kind, customarily insured on such businesses.


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                  s. No representation or warranty by the Sellers in this
Agreement, nor any statement or certificate furnished or to be furnished by Sellers pursuant hereto, or in connection with the transaction as contemplated hereby, contains or will contain an untrue statement of any material fact necessary to make the statement contained therein not misleading.

         5. BUYER'S WARRANTIES AND REPRESENTATIONS. A material part of the consideration for the sale of the Common Stock and the inducement to Sellers to sell such Common Stock is the truth and completeness of the following warranties and representations of Buyer each of which is a condition of Sellers' obligations under this Agreement.

                  a. This Agreement and any documents or instruments delivered pursuant hereto will be the legal, valid and binding obligation of Buyer enforceable in accordance with their terms.

                  b. Buyer is an entity duly organized and existing in good standing under the laws of the State of Delaware.

                  c. No representation or warranty by the Buyer in this Agreement, nor any statement or certificate furnished or to be furnished by Buyer pursuant hereto, or in connection with the transaction as contemplated hereby, contains or will contain an untrue statement of any material fact necessary to make the statement contained therein not misleading.

         6. CONTINGENCIES TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to conclude and consummate the purchase provided for herein is conditioned upon the fulfillment of each of the following:

                  a. Corporation shall not have been materially and/or adversely affected prior to closing by anything whatsoever including, but not limited to fire, explosion, disaster, accident or any other Act of God or other event of an unusual nature, or any change in law or regulation (federal, state or local) affecting the right of Buyer to operate the business of the Corporation, or a requisition or taking by any federal, state or local government.

                  b. Corporation shall have operated its business diligently and in good faith, consistent with past management practices, keeping available, to the extent reasonably possible, the services of its present officers and employees and preserved its present relationships with persons having business dealings with it.

                  c. Buyer shall have received all local, state and federal occupational and other licenses required to operate the Corporation in the same manner as the Corporation is currently being operated by Sellers.


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                  d. Buyer shall have entered into new Management Services
Agreements substantially in the form of Exhibit "J" attached hereto to replace the Management Fee Agreements of the Corporation currently in effect, which previous fee arrangements will then be considered cancelled in full.

                  e. Buyer's completion of its business, financial and legal due diligence review of the Corporation with Buyer having determined, in its sole discretion, that the results thereof are satisfactory.

                  f. Buyer shall have not discovered any material error or misstatement in the representations and warranties made by Sellers herein and the representations and warranties made by Sellers herein shall be substantially correct on and as of the Closing with the same force and effect (except as said representations and warranties may be affected by the transactions contemplated under this Agreement and changes occurring in the ordinary course of business by Corporation) as though such representations and warranties have been made on and as of the Closing, all the terms and conditions of this Agreement to be complied with and performed by Sellers on or before the Closing shall have been substantially complied with and performed and Sellers shall have delivered to Buyer a certificate to such effect, at the election of Buyer.

         Buyer may waive any contingency to such Buyer's obligation to close and consummate the transactions described in this Agreement by written notice of waiver to Sellers not less than three days prior to Closing.

         7. CONTINGENCIES TO SELLERS' OBLIGATION TO CLOSE. Sellers' obligation to conclude and consummate the sale provided for herein is conditioned upon the full execution by Buyer of an Administrative Service Subcontract Agreement substantially in the form of Exhibit "K" hereto.

         8. NON-ASSUMPTION OF LIABILITIES. Buyer does not assume and is not responsible for, any debt, obligation or liability of Corporation other than those disclosed on Exhibit "L" hereto.

         9. ACCESS TO RECORDS. From and after the date hereof, Sellers shall continue to afford to Buyer or Buyer's appointed representatives, reasonable access to the properties and records of Corporation in order that Buyer may have full opportunity to make such investigation as it shall desire of the affairs of Corporation, provided that such activities by Buyer do not unreasonably interfere with Corporation's normal business operation. Each party shall have free access to and the right to make extra copies of all books and records received or retained by the other party. All records received by Buyer hereunder and all information received by Buyer related to the Corporation shall remain confidential in nature and shall not be disclosed to third parties.

         10. EXPENSES OF SALE. Each party hereto shall pay its own expenses incident to the preparation of this Agreement and for carrying the terms and conditions of this Agreement into


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effect, other than as expressly described above, and consummating said transactions whether or not the transactions contemplated hereby are actually consummated.

         11. CLOSING. The closing under this Agreement shall take place on or before the 8th day of April, 1998 ("CLOSING").

                  At the Closing, Sellers shall deliver to Buyer the following:

                  a. Certificates representing all issued and outstanding shares of the capital stock of the Corporation, duly endorsed in blank and accompanied by stock powers duly executed in blank.

                  b. The minute book, stock transfer records, all books of account, records, contracts, tax returns and all other original documents and records of the Corporation.

                  c. Closing statement.

                  d. Duly executed lease assignments, with appropriate landlord consent, described in paragraph 32.

                  e. The Management Services Agreements described in Paragraph 6(d).

                  f. The Administrative Service Subcontract Agreement attached as Exhibit "K".

                  g. An opinion from Sellers' counsel that Sellers own the Common Stock free and clear of all liens and encumbrances, options, claims, charges, and assessments of every kind or nature and are not subject to any restriction with respect to transferability.

                  h. Such other documents, certificates or instruments required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement or pursuant to ancillary agreements as may be requested by Buyer to implement and effectuate the transactions contemplated hereby.

                  At the Closing, Buyer shall deliver to Sellers the following documents:

                  a. Cash referred to in paragraph 3(a) above.

                  b. Promissory Notes referred to in paragraphs 3(b) and (c) above.

                  c. Security Agreement referred to in paragraph 3(d) above.


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         12. AUDITS BY INTERNAL REVENUE SERVICE. In the event the Corporation is audited by the Internal Revenue Service for any period prior to the Closing of this transaction, Buyer shall give notice to the Sellers of such audit, shall allow Sellers to participate in the audit and shall take all steps reasonably necessary in order to cooperate with the Internal Revenue Service and Sellers, Sellers' attorney and Sellers' accountant. Sellers shall be responsible for all tax deficiencies, including interest and penalties, resulting from any tax deficiency for any period prior to the Closing. Sellers have the right to select the professional representation, at its own costs and expense.

         13. COVENANT NOT TO COMPETE. Sellers hereby agree that they will not, for a period of five (5) years from the Closing of this transaction engage directly or indirectly in a dental management company in the geographical location of a ten (10) mile radius from the practice locations listed on Exhibit "M". Sellers further agree that during the said five (5) year period in the geographical location described above, they will not directly or indirectly be connected with any person, corporation, or business entity providing dental management services, other than Buyer, Corporation or an affiliate of Buyer. Sellers will have no financial interest in any business entity and/or provider of dental management services in the geographical location described above during the five (5) year restrictive period, except that Sellers shall not be prohibited from providing dental management services to their own dental practices so long as such dental practices are not in violation of the paragraph immediately following.

         Notwithstanding the above, nothing contained in this Agreement shall restrict Jeffrey P. Catton from engaging in the management of dental practices located at 435 Arrowhead Boulevard, Jonesboro, Georgia, 306 West Main Street, Cumming, Georgia, or 746 West Church Street, Jasper, Georgia.

         Sellers further agree that they will not, for a period of five (5) years from the closing of this transaction engage directly or indirectly in a dental practice and/or provide dental services in the geographical location of a two (2) mile radius from the practice locations listed on Exhibit "M". Sellers further agree that during the said five (5) year period in the geographical location described above, they will not directly or indirectly be connected with any person, corporation, or business entity providing dental services, except that Sellers shall be permitted to receive referrals from general dentists in the geographical area described above. Sellers and Principal will have no financial interest in any business entity and/or provider of dental services in the geographical location described above during the five (5) year restrictive period. Furthermore, Sellers agree not to induce patients associated with the Corporation's practices, to utilize the services of any other dentist in the aforementioned area. Notwithstanding the above, nothing contained in this Agreement shall restrict Paul Yurfest, D.D.S., from engaging in the practice of dentistry at 1218 West Paces Ferry Road, Atlanta, Georgia, nor shall such restrictions apply to the practice of dentistry by Robert A. Burns, Jr., D.D.S. at 2754 N. Decatur Road, Decatur, Georgia.


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                  Sellers acknowledge that the restraints set forth in the above paragraph are reasonable and necessary for the protection of legitimate business interests of Buyer and that this covenant on the part of the Sellers shall be construed as an agreement. It is agreed by Buyer and Sellers that if any portion of this restrictive covenant is held to be unreasonable, arbitrary or against public policy, these covenants shall be considered to be diminishable both as to time and geographical area, and each month for the specific period shall be deemed a separate period of time and each square mile shall be deemed a separate geographical area and shall remain effective so long as the same is not otherwise unreasonable, arbitrary or against public policy.

                  Sellers and Buyer hereby agree that in the event any court determines any specific time period or any specific geographical area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Sellers. The Sellers further understand that this covenant may be enforced by the entering of a temporary or permanent injunction.

                  It is understood that a court of competent jurisdiction shall construe this restrictive covenant in favor of providing reasonable protection to all legitimate business interests established by Buyer. It is understood that the court shall not employ any rule of contract construction that requires the court to construe a restrictive covenant narrowly, against the restraint, or against the drafter of the contract. It is understood that no court may refuse to enforce this restrictive covenant on the grounds that the contract violates public policy unless such public policy is articulated specifically by the court and the court finds that the specific public policy requirements substantially outweigh the need to protect the legitimate business interest or interests established by Buyer.

                  The violation of this restrictive covenant creates a presumption of irreparable injury to Buyer on seeking its enforcement. Buyer will post a proper bond as set by the court if an injunction is entered. In the event it becomes necessary for Buyer to retain the services of an attorney to enforce this restrictive covenant, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees and costs in any legal proceeding, both at the trial or appellate level.

                  Sellers agree the restriction contained herein is freely assignable by Buyer, in its sole discretion, and any assignee, successor or third-party beneficiary to this Agreement may enforce the same.

                  The laws of the State of Georgia shall control the interpretation of this restrictive covenant.


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         14. SELLERS' INDEMNITY. So long as Sellers receive prompt written notice of, and an opportunity to defend, Sellers shall, jointly and severally, indemnify and hold Buyer harmless in relation to:

                  a. all liabilities and obligations of or claims against Sellers or Corporation not expressly assumed herein by Buyer;

                  b. any damages or deficiency due to any breach of warranty, misrepresentation or non-fulfillment of any agreement on the part of Sellers under this Agreement or from any misrepresentation in or omission from any certificate or other instrument given or to be given to Buyer pursuant to the Agreement;

                  c. all action, suits, proceedings, demands, assessments, judgments, costs and expenses connected with the foregoing.

                  In addition to other remedies available, Buyer may set off against any amounts due Sellers under the Note, any amounts for which Sellers are liable to Buyer pursuant to this paragraph as determined by a court of competent jurisdiction or an independent arbitrator, in accordance with the rules of the American Arbitration Association, has rendered a decision to the effect that Sellers are liable to Buyer for such amounts.

         15. PRORATIONS AND ADJUSTMENTS. Tangible personal property taxes, state and federal corporate income taxes, assessments, rent, utility charges, license fees on transferable licenses, insurance premiums on transferred insurance policies, unpaid vacation time and other appropriate items shall be prorated to the date of Closing. If taxes for the current year are unknown, net taxes for the previous year shall be used for proration purposes, subject to post closing recalculation and settlement when the current year tax bill is rendered.

         16. DEFERRED COMPENSATION PLANS. Buyer is not assuming any liability for any of Corporation's qualified or non-qualified deferred compensation plans being maintained for any of Corporation's employees. Sellers shall be responsible for, at their own cost and expense, any action that may be required relative to any of such plans, including the termination of any such plans to be effective prior to the Closing of this transaction.

         17. BROKERAGE OR FINDER'S FEE. Each party represents to the other that no person, corporation or other entity brought about this sale and that each party represents to the other that there are no real estate brokerage commissions or other professional service fees to brokers or finders payable as a result of the completion of this transaction. A party responsible for a misrepresentation in this regard shall indemnify and hold the other party harmless from any consequences thereof.


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         18. RISK OF LOSS. Sellers assume all risk of loss up to the time of the
Closing. In the event a material loss occurs prior to the Closing, or in the event the business of the Corporation is closed or interrupted by reason of any event not in the ordinary course of business, the Buyer shall have the right to terminate this Agreement on written notice to Sellers, and upon such termination, there shall be no further liability on the part of the Sellers or Buyer hereunder.

         19. FURTHER ASSURANCES. The parties hereto agree that they will, at any time and from time to time after the Closing and upon request, do, execute acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurance as may be reasonably required in conformity with this Agreement for the better performance of the duties and obligations of each party to the other under this Agreement.

         20. DEFAULT. In the event of a default by either party relative to the terms and conditions of this Agreement, if upon written notice from the non-defaulting party of such default, and the defaulting party's failure to correct the same after thirty (30) days, or if the defaulting party objects to the claimed default, the non-defaulting party shall have and any all rights available to it under the laws of the state of Georgia.

         21. NOTICES. All notices under this Agreement shall be in writing and shall be given to Buyer and Sellers at the applicable address shown above or on Exhibit "A" attached hereto. Notices shall be hand delivered to the recipient or mailed by certified mail, return receipt requested, with sufficient postage to reach the intended destination. Notice shall be deemed served as of the earlier of (i) the recipient's actual receipt of such notice or (ii) three (3) days following the first attempt to deliver such notice in accordance with the terms of this paragraph. Any address may be changed from time to time by any party by written notice to all other parties hereto, but notice properly mailed or otherwise given before such change is not invalidated by any such change.

         22. STRICT PERFORMANCE. No waiver of or failure to enforce a breach of this Agreement is a waiver of any other or subsequent breach. No extension of time granted under this Agreement to perform a part of it extends the time for performance of another part or any subsequent performance of any part. Time is of the essence of this agreement.

         23. JOINT AND SEVERAL. The rights and obligations under this agreement are joint and several. Any party hereto may, but is not required to be joined in any action or proceeding when performance of this Agreement is sought to be specifically enforced.

         24. CUMULATIVE REMEDIES. Each remedy afforded by this Agreement is cumulative to all remedies provided herein or by law.


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         25. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         26. SURVIVAL. All warranties and representations contained herein shall survive the closing of this transaction.

         27. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute one and the same agreement.

         28. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and any transactions contemplated hereby. The parties hereto may by mutual agreement in writing (a) extend the time for the performance of any of the obligations of the parties hereto, (b) waive any inaccuracies in the warranties and representations contained in this agreement, and (c) waive compliance with any of the covenants contained herein and so waive performance of any of the obligations of the parties hereto.

         29. PERSONS BOUND. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Whenever required by the context, the singular number shall include the plural, the plural the singular, and the use of any gender shall include any other gender as appropriate in the context.

         30. ASSIGNABILITY. This Agreement, or any portion hereof, shall not be assignable by Sellers or Buyer without the prior written consent of the other party hereto, which consent may not be unreasonably withhold.

         31. ATTORNEY'S FEES. If a dispute arises between the parties relative to the terms of this Agreement or any closing document, the prevailing party shall be entitled to recover reasonable attorney fees and costs.

         32. BUILDING LEASES AND EQUIPMENT LEASES. Corporation is the holder of the five (5) real estate leases listed on Exhibit "N" and the Equipment Leases listed on Exhibit "O". At Closing, Sellers and Corporation will transfer all of their right, title, and interest in such leases to Buyer. Sellers shall be responsible for obtaining the consent of any third party required to assign the Leases.


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         In witness whereof, the parties hereto have executed this agreement on the date first above written.

WITNESSES:

__________________________________           ___________________________________
As to Paul Yurfest                           PAUL YURFEST, D.D.S.

__________________________________           ___________________________________
As to Larry A. Sweeting                      LARRY A. SWEETING, D.D.S.

__________________________________           ___________________________________
As to Jeffrey P. Catton                      JEFFREY P. CATTON

__________________________________           ___________________________________
As to Lee A. Johanson                        LEE A. JOHANSON, D.D.S

__________________________________           ___________________________________
As to Sammy Carden                           SAMMY CARDEN, D.D.S.

__________________________________           ___________________________________
As to Robert A. Burns, Jr.                   ROBERT A. BURNS, JR., D.D.S.

                                             DENTAL CARE ALLIANCE, INC., a
                                             Delaware corporation

                                             By: _______________________________
                                             Steven R. Matzkin, D.D.S.
                                             President